EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
Semitool Europe Ltd.
Semitool Halbleitertechnik Vertriebs GmbH
Semitool France SARL
Semitool Italia SRL
Semitool Japan Inc.
Semitool Korea, Inc.
Semitool FSC, Inc.
Semitool (Asia) Pte Ltd.
Rhetech, Inc.
Semitool Austria GmbH
Semitool Israel, Limited	United Kingdom Germany France Italy Japan Korea Barbados Singapore Delaware Austria Israel